Exhibit 3.1

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E39803232024-9
FVAguilar	Filing Number 20244363972
Secretary of State State Of Nevada	Filed On 09/30/2024 10:14:23 AM
	Number of Pages 10

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information

Name of entity as on file with the Nevada Secretary of State :

JFB Construction Holdings

Entity or Nevada Business Identification Number (NVID) : **NV20243092199**

2. Restated or Amended and Restated Articles (Select one):
(If amending and restating only, complete section 1, 2 and 6.)

☐ Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of amendment filing being completed: (Select only one box):
(If amending, complete section 1,3,5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☑ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: **77.28%**

Or ☐ No action by stockholders are required

☐ Officer"s Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:

Changes to takes the following effect:

☐ The entity name has been amended. ☐ Dissolution
☐ The purpose of the entity has been amended. ☐ Merger
☐ The authorized shares have been amended. ☐ Conversion
☐ Other: (specify changes)

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

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FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective date and Time: (Optional)

Date: **09/30/2024** Time:

(must not be later than 90 days after the certificate is filed)

5. Information Being Changed: (Domestic corporations only)

Changes to takes the following effect:

- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☐ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☐ Articles have been added.
- ☐ Articles have been deleted
- ☑ Other.

The articles have been amended as follows: (provide article numbers, if available)

Other Articles: Please see Exhibit A attached hereto.

ShareName	ShareType	SharesQuantity	SharesValue	ShareTypeName

(attach additional page(s) if necessary)

6. Signature: (Required)

X **Joseph F. Basile, III** — **Officer**

Signature of Officer, Incorporator or Authorized Signer — Title

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

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FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

This form must be accompanied by appropriate fees.

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EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

JFB CONSTRUCTION HOLDINGS

ARTICLE I.

NAME OF ENTITY

The name of the Corporation is JFB Construction Holdings.

ARTICLE II.

DIRECTORS

A. Number of Directors

The initial number of directors of the Corporation shall be one (1). The number of directors may be either increased or decreased from time to time in the manner provided in the Bylaws, but shall never be less than one (1) nor more than fifteen (15).

B. Vacancies

A director shall hold office until the annual meeting of the shareholders and until his successors shall be elected, subject, however, to the director’s prior death, resignation, retirement, disqualification or removal from office. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors, howsoever resulting (including vacancies created as a result of a resolution of the Board of Directors increasing the authorized number of directors), may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

ARTICLE III.

PURPOSE

The purpose for which the Corporation is organized is to engage in or transact any and all lawful activities or business for which a corporation may be incorporated under the laws of the State of Nevada. The Corporation shall have all of the corporate powers enumerated in the Nevada Revised Statutes (“NRS”).

ARTICLE IV.

AUTHORIZED SHARES

A. Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Two Hundred Million (200,000,000) shares, of which Ten Million (10,000,000) shares shall be Preferred Stock, having a par value of $0.0001 per share (“Preferred Stock”) and One Hundred Ninety Million (190,000,000) shares shall be classified as Common Stock, par value $0.0001 per share (“Common Stock”). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the shareholders of the Corporation.

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B. Provisions Relating to Common Stock

(1) Classes of Common Stock. The Corporation is authorized to issue two (2) classes of Common Stock, with One Hundred Eighty-Six Million (186,000,000) shares of the Corporation’s Common Stock designated as “Class A Common Stock” and Four Million (4,000,000) shares of the Corporation’s Common Stock designated as “Class B Common Stock”, with the respective rights, privileges, and limitations set forth herein.

(2) Relative Rights. All rights, privileges, preferences, and priorities as set forth in the following provisions for the Common Stock shall be subject to any and all rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock.

(3) Class A Common Stock.

(a) Voting Rights. Each holder of shares of Class A Common Stock shall be entitled to attend all special and annual meetings of the shareholders of the Corporation. On all matters upon which shareholders are entitled or permitted to vote, every holder of Class A Common Stock shall be entitled to cast one (1) vote in person or by proxy for each outstanding share of Class A Common Stock standing in such holder’s name on the transfer books of the Corporation. Shares of Class A Common Stock and shares of Class B Common Stock shall vote together as a single class on all matters subject to shareholder vote, except those certain matters set forth in Articles V and IX of these Articles of Incorporation, which will require Class B Common Stock to vote as a separate class.

(b) Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Class A Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Class A Common Stock, then the holders of record of the Class A Common Stock, and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon. Class A Common Stock shall receive dividends pari passu with Class B Common Stock.

(c) Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Class A Common Stock then outstanding, and all holders of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall become entitled to participate equally on a per share basis in the distribution of any assets of the Corporation remaining after the Corporation shall have paid or provided for payment of all debts and liabilities of the Corporation, and shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Class A Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts (if any) to which they are entitled. Class A Common Stock shall receive distributions pari passu with Class B Common Stock.

(4) Class B Common Stock.

(a) Voting Rights. Each holder of shares of Class B Common Stock shall be entitled to attend all special and annual meetings of the shareholders of the Corporation. On all matters upon which shareholders are entitled or permitted to vote, every holder of Class B Common Stock shall be entitled to cast three (3) votes in person or by proxy for each outstanding share of Class B Common Stock standing in such holder’s name on the transfer books of the Corporation. Shares of Class B Common Stock and shares of Class A Common Stock shall vote together as a single class on all matters subject to shareholder vote, except those certain matters set forth in Articles V and IX of these Articles of Incorporation, which will require Class B Common Stock to vote as a separate class.

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(b) Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Class B Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Class B Common Stock, then the holders of record of the Class B Common Stock, and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon. Class B Common Stock shall receive dividends pari passu with Class A Common Stock.

(c) Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Class B Common Stock then outstanding, and all holders of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall become entitled to participate equally on a per share basis in the distribution of any assets of the Corporation remaining after the Corporation shall have paid or provided for payment of all debts and liabilities of the Corporation, and shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Class B Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts (if any) to which they are entitled. Class B Common Stock shall receive distributions pari passu with Class A Common Stock.

(d) Conversion. The holder of the Class B Common Stock may convert into one share of the Corporation’s Class A Common Stock upon the election of the holder at any time with explicit written notice to the Corporation. Automatically effective upon the termination of the holder’s Continuous Service, for any reasonable whatsoever, the holder’s shares of Class B Common Stock shall convert into the Corporation’s Class A Common Stock. The “Continuous Service” means the holder’s service with the Corporation or a subsidiary of the Corporation, whether as an employee, a member of the Corporation’s board of directors or a consultant, is not interrupted or terminated; a change in the capacity in which the Stockholder renders service to the Corporation or its subsidiary as an employee, consultant or director or a change in the legal entity for which the holder renders such service, provided that there is no interruption or termination of the holder’s service with the Corporation or a subsidiary, will not terminate a holder’s Continuous Service; provided, however, that if the legal entity for which the holder is rendering services ceases to qualify as a subsidiary, as determined by the board of directors in its sole discretion, such holder’s Continuous Service will be considered to have terminated on the date such entity ceases to qualify as a subsidiary.

C. Preferred Stock

(1) Issuance, Designations, Powers, etc. The Board of Directors is expressly authorized, subject to limitations prescribed by the NRS, the relevant national securities exchange and the provisions of these Articles of Incorporation, to provide, by resolution for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

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(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

(2) Dissolution, Liquidation, Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

ARTICLE V.

APPROVAL OF CERTAIN TRANSACTIONS

Except as hereinafter set forth, without first obtaining the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under these Articles of Incorporation and the Corporation’s Bylaws) of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, in addition to at least a majority of the issued and outstanding shares of Class B Common Stock, voting separately as its own class, shall be required (i) to authorize the dissolution and/or liquidation of the Corporation, or (ii) to authorize a Change in Control Transaction (as defined below). Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the capital stock of the Corporation otherwise required by any agreement between the Corporation and any national securities exchange, any other vote required by applicable law, this Articles of Incorporation or the Bylaws. A “Change in Control Transaction” means the occurrence of any of the following events: (x) the sale, lease, exchange, encumbrance or other disposition by the Corporation of all or substantially all of the corporation’s assets; or (y) the acquisition of more than 50% of the voting power of the outstanding securities of the Corporation by another entity or individual by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding stock) hold at least 50% of the voting power of the surviving or acquiring entity; or (z) any reorganization, merger or consolidation in which the corporation is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation.

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ARTICLE VI.

MANAGEMENT OF THE CORPORATION

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(1) Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by these Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Notwithstanding the foregoing, the Board of Directors shall delegate the business and affairs of the Corporation to the Corporation’s officers as deemed reasonable and prudent as deemed by the Board of Directors.

(2) Special Meetings Called by Board of Directors or Shareholders. Special Meetings of Shareholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), or by the holders of not less than twenty-five percent (25%) of all the votes entitled to be cast on any issue at the proposed special meeting if such holders of stock sign, date and deliver to the Corporation’s Secretary one or more written demands for the meeting describing the purpose or purposes for which the special meeting is to be held.

ARTICLE VII.

LIABILITY; INDEMNIFICATION

Unless otherwise provided by law, a director or officer is not individually liable to the Corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his individual capacity as a director or officer, as applicable, unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS as so amended from time to time. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

Provided the person proposed to be indemnified satisfies the requisite standard of conduct for permissive indemnification by a corporation as set forth in the applicable provisions of the NRS, as the same may be amended from time to time, the Corporation shall indemnify its officers and directors, and may indemnify its employees and agents, to the fullest extent provided, authorized, permitted or not prohibited by the provisions of the NRS and the Bylaws of the Corporation, as the same may be amended and supplemented, from and against any and all of the expenses or liabilities incurred in defending a civil or criminal proceeding, or other matters referred to in or covered by said provisions, including advancement of expenses prior to the final disposition of such proceedings and amounts paid in settlement of such proceedings, both as to action in his or her official capacity and as to action in another capacity while an officer, director, employee or other agent. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs and personal representatives of such a person; provided that indemnification is sought for matters related to such a person’s actions while they were a director, officer, employee or agent of the Corporation. Except as otherwise required by law, an adjudication of liability shall not affect the right to indemnification for those indemnified.

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ARTICLE VIII.

AFFILIATED TRANSACTIONS

No contract or other transaction of the Corporation with any other person, firm or corporation, or in which this Corporation is interested, shall be affected or invalidated by: (i) the fact that any one or more of the directors or officers of the Corporation is interested in or is a director or officer of such other firm or corporation, or (ii) the fact that any director or officer of the Corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction, so long as the contract or transaction is authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein, to which such fact of relationship or interest has been disclosed, or, if required by applicable law, the contract or transaction has been approved or ratified by vote of the shareholders entitled to vote, to whom such fact of relationship of interest has been disclosed, or so long as the contract or transaction is fair and reasonable to the Corporation. Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise by reason of his contracting with the Corporation for the benefit of himself or any firm or corporation in which he may in any way be interested.

ARTICLE IX.

AMENDMENTS

The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of Nevada and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any votes of the holders of any class or series of the stock of this Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, in addition to at least a majority of the issued and outstanding shares of Class B Common Stock, voting separately as its own class, shall be required to amend or repeal any of Articles IV, V, VI, VII, VIII, and IX.

The Bylaws of the Corporation may be altered, amended or repealed, and new Bylaws adopted, by the affirmative vote of at least a majority of the members of the Board of Directors then in office or by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, in addition to at least a majority of the issued and outstanding shares of Class B Common Stock, voting separately as its own class.

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